Exhibit 10.3

FORM OF AMENDMENT

THIS AMENDMENT is made effective as of January 1, 2009 to the Employment Agreement between [                        ] (“Executive”) and United Therapeutics Corporation dated [                            ], as amended from time-to-time (the “Agreement”).

WHEREAS, certain payments and benefits to Executive under the Agreement may be subject to the rules set forth in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”);

WHEREAS, the parties intend the Agreement to comply with Section 409A, and the Agreement has been administered in accordance with the requirements thereof;

WHEREAS, the revisions to the Agreement to reflect Section 409A will have no impact on the substantive entitlements of Executive under the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement, as follows:

1.                                       A new Section 11(i) is added to read as follows, effective as of January 1, 2009:

Section 409A.  Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any payment pursuant to Section 8 prior to the earliest date permitted under Section 409A of the Code, and applicable Treasury regulations thereunder.  To the extent any payment pursuant to Section 8 is required to be delayed six months pursuant to the special rules of Section 409A of the Code related to “specified employees,” each affected payment shall be delayed until six months after Executive’s termination of employment, and, unless provided otherwise, with the first such payment being a lump sum equal to the aggregate payments Executive would have received during such six-month period if no payment delay had been imposed.  Any payments or distributions delayed in accordance with the prior sentence shall be paid to Executive on the first day of the seventh month following Executive’s termination of employment.  Notwithstanding any other provision contained herein, to the extent any payments or distributions due to Executive upon termination of his employment under this Agreement are subject to Section 409A of the Code, a termination of Executive’s employment shall be interpreted in a manner that is consistent with the definition of a “separation from service” under Section 409A of the Code and the applicable Treasury regulations thereunder.

2.                                       No other provisions of the Agreement shall be affected by this Amendment, and all other provisions of the Agreement shall remain in full force and effect.

In witness whereof, the parties have executed this Amendment effective as of January 1, 2009.

UNITED THERAPEUTICS CORPORATION